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                                                                     Exhibit 5

                       SQUIRE, SANDERS & DEMPSEY L. L. P.
                                 4900 Key Tower
                               127 Public Square
                           Cleveland, Ohio 44114-1304

                                  June 3, 1997

Park-Ohio Industries, Inc.
23000 Euclid Avenue
Euclid, Ohio 44117

                     Re: Registration Statement on Form S-8
                         ----------------------------------

Gentlemen:

        Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to an aggregate of 750,000 common shares, par value $1.00 per share ("Common Shares"), of Park-Ohio Industries, Inc. issuable pursuant to the Park-Ohio Industries, Inc. Amended and Restated 1992 Stock Option Plan and the Park-Ohio Industries, Inc. 1996 Non-Employee Director Stock Option Plan (the "Plans"). We are familiar with the Plans, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the Common Shares issuable pursuant to the Plans, when issued in accordance with the provisions of the Plans, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Respectfully submitted,

                                        Squire, Sanders & Dempsey L. L. P.